Exhibit 10.1

IRIDIUM COMMUNICATIONS INC.

Compensation Program for Non-Employee Directors

EFFECTIVE DATE: January 1, 2010

ANNUAL COMPENSATION:

•	Annual Board Retainer: $140,000, payable as follows:

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$50,000 in cash (the “Annual Cash Retainer”), unless the director makes a timely election to receive all or a portion of the Annual Cash Retainer in the form of restricted stock units (“RSUs”), stock options or restricted stock or any mix thereof (subject to the limitations described below), and

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$90,000 (the “Annual Stock Retainer”), paid in RSUs unless the director makes a timely election to receive the Annual Stock Retainer in the form of stock options, restricted stock or any mix of restricted stock, stock options and/or RSUs (subject to the limitations described below).

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All of the foregoing equity-based awards will be granted under the 2009 Iridium Communications Inc. Stock Incentive Plan (the “Plan”) on the third business day in January and are subject to vesting as described below.

•	Committee Chair Retainers: Audit - $20,000; Compensation - $15,000; Nominating & Governance - $7,500 (all payable in cash unless the director makes a timely election to receive such payment in RSUs)

•	Chairman of the Board Retainers: $50,000 (payable in cash unless the director makes a timely election to receive such payment in RSUs)

TIMING OF ELECTIONS:

•	Current directors: Elections must be made prior to the beginning of each calendar year

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New directors: Each new director can make an election within 30 days after becoming a director, applicable only to the portion of the Annual Board Retainer earned after the date of the election (i.e., beginning with the calendar quarter after the election date, with the director receiving payment in accordance with the default rules above for the calendar quarter in which the director made the election).

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New Committee Chairs: Each new Committee Chair can make an election prior to the date the director becomes a Committee Chair (within 30 days after becoming a Committee Chair if not previously a director, applicable only to the portion of the Committee Chair Retainer earned after the date of the election; i.e., beginning with the calendar quarter after the election date, with the director receiving payment in accordance with the default rules above for the calendar quarter in which the director made the election).

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Once an election is submitted for a calendar year, it is irrevocable with respect to that year. A director may submit a new election for each subsequent calendar year prior to the beginning of that calendar year.

INDIVIDUAL COMPENSATION ELECTIONS:

•	Directors may elect the form of payment of their compensation on an individual basis.

•	Elections must be made in multiples as follows:

•	Allocation of the Annual Cash Retainer among stock options, restricted stock, RSUs and cash must be made in multiples of 5%.

•	Allocation of the Annual Stock Retainer among stock options, restricted stock and RSUs must be made in multiples of 5%.

•	Election to receive RSUs (in lieu of cash) for Committee Chair Retainer and/or the Chairman of the Board Retainer must be made in multiples of 25%.

ANNUAL BOARD RETAINER SUMMARY

Payment Form	Maximum Allocation	Payment Timing /Transfer Restrictions	Vesting+	Default Payment
Cash	$50,000	Paid quarterly in arrears	Not applicable	Yes (for $50,000 of the $140,000 retainer)

RSUs	$140,000*	Granted on the third business day in January of each calendar year and settled in shares of Iridium common stock on the earlier of (i) six months after termination of service as a director for any reason or (ii) a Change in Control (as defined in the Plan) that also constitutes a “change in control event” under Internal Revenue Code Section 409A regulations.	25% on the last day of each calendar quarter	Yes (for $90,000 of the $140,000 retainer)

Restricted Stock	$140,000*	Granted on the third business day in January of each calendar year and subject to a risk of forfeiture until vested. Director cannot sell or otherwise transfer the stock (except for estate planning purposes) until the earlier of (i) six months after termination of service as a director for any reason or (ii) a change in control (except to the extent necessary to cover taxes upon vesting).	25% on the last day of each calendar quarter	No

Stock Options	$140,000*	Granted on the third business day in January of each calendar year and exercisable for the underlying shares of Iridium common stock when vested. Director cannot sell or otherwise transfer the stock acquired upon exercise (except for estate planning purposes) until the earlier of (i) six months after termination of service as a director for any reason or (ii) a change in control (except to the extent necessary to cover taxes upon exercise).	25% on the last day of each calendar quarter	No

*	The actual number of RSUs, shares of restricted stock or stock options that will be granted will be determined by dividing the portion of the Annual Board Retainer allocated to such award by the fair market value of Iridium common stock (or, for stock options, by the “fair value” of Iridium common stock, determined using a Black-Scholes or binominal valuation model) on the date of grant (i.e., the third business day of January in each calendar year).

+	Upon the director’s termination from the Board:

•	Vesting of unvested awards is fully accelerated in event of death or disability

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Vesting of the portion of the awards that would have vested upon the next applicable vesting date is accelerated upon involuntary termination without cause, and any remaining unvested equity awards are forfeited

•	All unvested equity awards are forfeited upon termination for cause or resignation (and vested stock options are also forfeited upon a termination for cause)

•	Vested stock options will remain exercisable until the first anniversary of the date of termination (or the expiration of the option’s 10-year term, if earlier).

COMMITTEE CHAIR AND CHAIRMAN OF BOARD RETAINERS SUMMARY

Payment Form	Maximum Allocation	Payment Timing	Vesting+	Default Payment
Cash	100%	Paid quarterly in arrears	Not applicable	Yes

RSUs	100%	Settled in shares of Iridium common stock on the earlier of (i) six months after termination of service as a director for any reason or (ii) a Change in Control (as defined in the Plan) that also constitutes a “change in control event” under Internal Revenue Code Section 409A regulations.	25% on the last day of each quarter *	No

*	See Annual Board Retainer Summary for how the number of RSUs granted is determined.

+	See Annual Board Retainer Summary for vesting of RSUs upon termination.

TAX SUMMARY:

•	Cash is taxable when paid.

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Restricted stock is taxable on each vesting date equal to value of shares that vest (unless an Internal Revenue Code Section 83(b) election is filed within 30 days of grant to have it taxable as of date of grant equal to the fair market value of the shares on the grant date).

•	Stock options are taxable on the date exercised in an amount equal to difference between (i) the fair market value of shares acquired on exercise and (ii) the aggregate exercise price.

•	RSUs are taxable when paid equal to the fair market value of shares paid.

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that any discussion of tax matters set forth in this notice was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by you, for the purpose of avoiding tax-related penalties under federal, state or local tax law. You should seek advice based on your particular circumstances from an independent tax advisor.